EXHIBIT 21 -- SUBSIDIARIES

CHECK TECHNOLOGY CORPORATION AND SUBSIDIARIES

The Company's subsidiaries, all of which are wholly owned, are as follows:


          Check Technology Limited

          Check Technology France S.A.

          Check Technology Pty Limited

          GTI Holdings

          GTI Ventures










                                       61